Exhibit 21.1
List of Subsidiaries
Quest Midstream GP, LLC, a Delaware limited liability company
Quest Midstream Partners, L.P., a Delaware limited partnership
Quest Cherokee, LLC, a Delaware limited liability company
Bluestem Pipeline, LLC, a Delaware limited liability company
Quest Energy Service, LLC, a Kansas limited liability company
Ponderosa Gas Pipeline Company, LLC, a Kansas limited liability company
Quest Oil & Gas, LLC, a Kansas limited liability company
STP Cherokee, LLC, an Oklahoma limited liability company
Producers Service, LLC, a Kansas limited liability company
J-W Gas Gathering, L.L.C., a Kansas limited liability company
Quest Cherokee Oilfield Service, LLC, a Delaware limited liability company